FORM 3
                                                     ---------------------------
                                                     OMB APPROVAL
                                                     ---------------------------
                                                     OMB NUMBER: 3235-0104
                                                     EXPIRES: SEPTEMBER 30, 1998
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE ...0.5
                                                     ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940



1.   Name and Address of Reporting Person
     General Electric Company
     3135 Easton Turnpike
     Fairfield, Connecticut 06431

2.   Date of Event Requiring Statement (Month/Day/Year)

     10/6/99

3    IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol

     Advanced Lighting Technologies, Inc. -- ADLT

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     ( ) Director                        (X) 10% Owner
     ( ) Officer (give title below)      ( ) Other (specify below)

6.    If Amendment, Date of Original (Month/Day/Year)

7.    Individual or Joint/Group Filing (Check Applicable Line)

     (X) Form filed by One Reporting Person

     ( ) Form filed by More than one Reporting Person

Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security       2. Amount of      3. Ownership   4. Nature of
   (Instr. 4)                 Securities        Form:          Indirect
                              Beneficially      Direct (D)     Beneficial
                              Owned             or             Ownership
                              (Instr. 4)        Indirect       (Instr. 5)
                                                (I)
                                                (Instr. 5)
Common Shares,
  $.001 par value              535,887              (D)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of                             2. Date Exer-       3. Title and Amount     4. Conversion  5. Ownership      6. Nature of
Derivative                              cisable and          of Securities          or             Form of           Indirect
Security                                Expiration           Underlying             Exercise       Derivative        Beneficial
(Instr. 4)                              Date                 Derivative             Price of       Security:         Ownership
                                        (Month/Day/          Security               Derivative     Direct (D)        (Instr. 5)
                                        Year)                                       Secrity        or
                                                                                                   Indirect (I)
                                                                                                   (Instr. 5)
-------------                        ------------------  ---------------------      -------------  --------------
                                     Date       Expira-  Title         Amount
                                     Exer-      tion                   or
                                     cisable    Date                   Number
                                                                       of
                                                                       Shares
                                     -------    -------  ---------     ------


Series A Convertible Preferred
Stock, par value $.001              Immediate            Common Stock  3,045,000    -0-                    (D)

Warrant to purchase Common Stock    Immediate   9/30/09  Common Stock  1,000,000    $.01                   (D)



Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


GENERAL ELECTRIC COMPANY

/s/ Janet Bedol                                   October 18, 1999
----------------------------------------          ----------------
**Signature of Reporting Person                         Date
By: Janet Bedol
    Attorney-in-Fact